              EXHIBIT 10.1

FIRST AMENDMENT TO
RESTATED EMPLOYMENT AGREEMENT
BETWEEN UIL HOLDINGS CORPORATION
AND
NATHANIEL D. WOODSON

WHEREAS, UIL Holdings Corporation (“the Company”) and Nathaniel D. Woodson (“Executive”) desire to amend the restated employment agreement between the Company and Mr. Woodson dated as of November 8, 2004 (the “Employment Agreement”), subject to shareholder approval, to provide that the phantom stock options provided for in said Agreement will be settled only in actual shares of stock of UIL Holdings Corporation rather than cash in order (i) to avoid variable accounting and (ii) the possibility that such options will be treated as deferred compensation subject to Section 409A of the Internal Revenue Code;

NOW THEREFORE, the Employment Agreement is amended as follows:

1. Effective as of January 1, 2005, subject to approval of the shareholders of UIL Holdings Corporation, the second paragraph of Section 4(b) of the Employment Agreement is revised to read as follows:

In addition, until the earlier of (A) the first anniversary of the Executive’s Date of Termination, or (B) February 23, 2008, the Executive shall be entitled to exercise any or all of the 80,000 phantom stock options that were granted on February 20, 1998, and which became fully exercisable on February 23, 2003, to the extent that they are still unexercised, all at an exercise price equal to the average of the high and low per share sales prices of the common stock of The United Illuminating Company on the New York Stock Exchange on February 20, 1998. Upon the exercise of said phantom stock options, the Executive shall receive shares of UIL Holdings Corporation common stock (“UIL stock”) equal to the difference between the fair market value of such stock on the date of exercise, and the option exercise price net of any applicable withholding taxes. Such phantom stock options may be settled only in shares of UIL stock. For purposes of this paragraph, ‘fair market value’ shall have the meaning accorded the term under the Phantom Stock Option Agreement entered into between The United Illuminating Company (“UI”) and the Executive dated as of February 23, 1998 as amended (the “Phantom Option Agreement”). To the extent that UI discharges this obligation pursuant to the terms of the Phantom Option Agreement, then UIL Holdings Corporation’s obligation under this paragraph shall be extinguished.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

Date:	July 8, 2005

UIL HOLDINGS CORPORATION

Attest:

/s/ Susan E. Allen	By:	/s/ Thelma R. Albright
Susan E. Allen, Vice President Investor Relations, Corporate Secretary & Treasurer		Thelma R. Albright, Chairman Compensation and Executive Development Committee

July 8, 2005	/s/ Nathaniel D. Woodson
Date	Nathaniel D. Woodson